Exhibit 99.1

GT Solar International, Inc. Reports Results for Second Quarter Fiscal Year 2011, Raises FY2011 Guidance

Record Quarterly Revenue, Solid EPS, and Continued Bookings Momentum

MERRIMACK, N.H.--(BUSINESS WIRE)--November 5, 2010--GT Solar International, Inc. (NASDAQ: SOLR) ("GT Solar"), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets, today reported results for its second quarter of fiscal year 2011, which ended October 2, 2010.

Revenue for the second fiscal quarter totaled $229.3 million, representing nearly 70 percent growth over $135.2 million in the first quarter of fiscal 2011 and approximately 120 percent growth over $104.2 million in the second quarter of last fiscal year. Revenue by business segment for the second fiscal quarter was $23.3 million in polysilicon, $202.8 million in photovoltaic (PV), and partial-quarter revenue of $3.2 million in sapphire materials following the acquisition of Crystal Systems that was completed during the quarter.

Gross profit for the second quarter totaled $93.1 million, or 40.6 percent of revenue, compared to $45.9 million, or 34.0 percent of revenue in the first quarter of fiscal year 2011 and $34.3 million, or 32.9 percent of revenue for the second quarter of last fiscal year.

Operating margin for the quarter was 29.9 percent of revenue, compared to 20.0 percent of revenue in the first fiscal quarter and 14.8 percent in the second quarter of fiscal 2010.

The company had net income of $42.8 million in the second fiscal quarter, representing growth of approximately 160 percent versus $16.5 million in the first fiscal quarter of 2011 and growth of over 350 percent versus $9.4 million for the second quarter of last fiscal year. Earnings per share in the second quarter on a fully diluted basis were $0.28, versus $0.11 for the first fiscal quarter of 2011 and $0.06 for the second quarter of fiscal 2010.

Cash, short term investments and restricted cash at the end of the second quarter were $294.2 million which included $34.5 million of restricted cash, compared to $276.4 million at the end of the first fiscal quarter of 2011 and $204.3 million for the second quarter of last fiscal year.

As of October 2, 2010, the company’s backlog was $1.16 billion, with $544.6 million in the polysilicon segment, $601.1 million in the PV segment and $13.0 million in sapphire materials. Included in the total backlog was $296.8 million of deferred revenue. Net new orders for the quarter were $264.1 million which included $12.5 million of acquired backlog from Crystal Systems.

Business Outlook

The company increased its fiscal year 2011 guidance range for revenue to $775 million to $850 million, up from the previously provided range of $700 million to $775 million. Based on an estimated weighted average diluted shares outstanding of approximately 152 million, fully diluted earnings per share are expected to be in the range of $1.00 to $1.10, up from the previously provided range of $0.90 to $1.00. The company will provide additional detail on its outlook during its live webcasted conference call which has been rescheduled to Monday, November 8 at 8:00 a.m. EST for scheduling reasons, details below.

Management Commentary

“We had another outstanding quarter, growing the business sequentially, as well as year-over-year, “said Tom Gutierrez, president and chief executive officer. “The increase in business activity that started to develop at the end of last calendar year continued through our second fiscal quarter. The sustained strength in PV bookings in our Q2 and the first five weeks of Q3, combined with the continued stability and potential of our polysilicon business, provide the basis for us to significantly increase our guidance for the balance of the fiscal year.

“We are very pleased with the integration and growth of our newly acquired sapphire business and with the opportunities this business offers GT Solar,” Gutierrez continued. “The quality of the materials produced by our advanced sapphire furnaces has generated considerable interest major players in the LED industry. We have effectively sold out our material capacity for the balance of this fiscal year, and the demand we are seeing is in excess of the capacity that we plan to put in place in fiscal 12. In addition, the sapphire equipment business has advanced more rapidly than originally expected and we believe that we will be signing sizeable equipment orders before the end of the fiscal year.

“We are feeling increasingly confident in our outlook for fiscal 2012 due to several factors-- the buildup of potential orders in our sapphire business, the healthy state of our order backlog, the continuing demand we are seeing from PV customers and the developing polysilicon order trends that we expect for the balance of this fiscal year.”

Conference Call, Webcast – Time Changed to 8:00am EST

The company will host a live conference call to discuss quarterly results and the company’s longer-term outlook with Tom Gutierrez, president and chief executive officer, and Richard Gaynor, chief financial officer. Due to scheduling reasons, the time of the call has been changed to 8:00 a.m. Eastern Standard Time on Monday, November 8.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Solar's website, www.gtsolar.com. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 866.770.7146 for callers in the United States and Canada and 617.213.8068 for international callers. The telephone passcode is SOLR.

A replay of the call will be available through January 7, 2011. To access the webcast replay, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888.286.8010 for callers in the United States and Canada, or 617.801.6888 for international callers. The telephone replay passcode is 27487936.

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR) is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements under the caption “Business Outlook,” and statements regarding solar industry demand, opportunities in the sapphire business, sales of our sapphire material capacity for the balance of this fiscal year, demand for sapphire material and our capacity, expected signing of sizeable sapphire equipment orders before the end of the fiscal year, our outlook for fiscal 2012, the Company’s estimates for future periods with respect to revenue, earnings per share, or other financial information. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog or execute on its business plan. Although the Company’s backlog as indicated above is based on signed purchase orders or other written contractual commitments in effect as of the end of our second fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2010 filed on June 4, 2010 and Form 10-Q for the first quarter of fiscal 2011 filed on August 6, 2010. Statements in this press release should be evaluated in light of these important factors. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Solar International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands except per share data) (Unaudited)

Assets	October 2, 2010	April 3, 2010
Current assets:
Cash and cash equivalents	$244,633	$230,748
Restricted cash	34,547	—
Short-term investments	14,995	19,967
Accounts receivable, net of allowance for doubtful accounts of $2,420 and $2,620, respectively	71,747	52,620
Inventories	113,842	68,858
Deferred costs	102,050	131,986
Vendor advances	37,270	17,110
Deferred income taxes	58,993	72,868
Refundable income taxes	1,516	1,516
Prepaid expenses and other current assets	3,407	4,340
Total current assets	683,000	600,013
Non-current assets:
Property, plant and equipment, net	29,804	19,359
Other assets	390	639
Intangible assets, net	19,648	3,205
Deferred costs	62,747	66,265
Goodwill	89,500	42,600
Total assets	$885,089	$732,081
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$42,086	$22,132
Accrued expenses	24,149	17,543
Contingent consideration	8,464	—
Customer deposits	194,788	119,616
Deferred revenue	192,724	229,951
Accrued income taxes	5,194	33,621
Total current liabilities	467,405	422,863
Non-current liabilities:
Deferred income taxes	29,673	25,661
Deferred revenue	104,118	104,396
Contingent consideration long-term portion	5,479	—
Other non-current liabilities	162	175
Total liabilities	606,837	553,095
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 500,000 shares authorized; 150,915 and 143,815 shares issued and outstanding as of October 2, 2010 and April 3, 2010 respectively	1,509	1,438
Additional paid-in capital	126,417	86,644
Accumulated other comprehensive loss	(5,000)	(5,145)
Retained earnings	155,326	96,049
Total stockholders’ equity	278,252	178,986
Total liabilities and stockholders’ equity	$885,089	$732,081

GT Solar International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	October 2, 2010	September 26, 2009	October 2, 2010	September 26, 2009
Revenue	$229,293	$104,193	$364,459	$176,012
Cost of revenue	136,168	69,934	225,411	106,788
Gross profit	93,125	34,259	139,048	69,224
Operating expenses:
Research and development	5,290	4,637	9,037	11,036
Selling and marketing	5,328	3,158	9,039	7,025
General and administrative	12,999	10,237	23,587	18,566
Amortization of intangible assets	866	791	1,657	1,582
Total operating expenses	24,483	18,823	43,320	38,209
Income from operations	68,642	15,436	95,728	31,015
Other income (expense):
Interest income	197	122	360	164
Interest expense	(413)	(204)	(582)	(381)
Interest component of forward foreign exchange contracts	(44)	—	(14)	(639)
Other income (expense), net	(856)	182	(672)	(2,181)
Income before income taxes	67,526	15,536	94,820	27,978
Provision for income taxes	24,747	6,101	35,543	10,764
Net income	$42,779	$9,435	$59,277	$17,214

Net income per share:
Basic	$0.29	$0.07	$0.40	$0.12
Diluted	$0.28	$0.06	$0.40	$0.12
Weighted average number of shares used in per share calculations:
Basic	148,835	143,339	146,406	143,228
Diluted	150,845	145,198	148,261	145,265

CONTACT:
Media
GT Solar
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts
Ryan Blair, 603-681-3869
ryan.blair@gtsolar.com